Filed pursuant to Rule 433
Dated May 20, 2008

Relating to
Pricing Supplement No. 677 dated May 20, 2008 to
Registration Statement No. 333-131266

Global Medium-Term Notes, Series G

Euro Fixed Rate Senior Bearer Notes Due 2011 (Reopening)
Euro Fixed Rate Senior Bearer Notes Due 2018

Euro Fixed Rate Senior Bearer Notes Due 2011 (Reopening)

Issuer:	Morgan Stanley
Principal Amount:
€500,000,000.  The notes offered hereby constitute a further issuance of, and will be consolidated with, the €1,000,000,000 aggregate principal amount of Euro Fixed Rate Senior Bearer Notes Due 2011 issued by us on April 15, 2008.  The notes offered hereby initially will be issued in temporary global bearer form and designated by the temporary ISIN and temporary common code noted below.  After an initial period required for tax certification, which we expect to be completed on or prior to July 6, 2008, we expect the notes offered hereby to be exchanged for notes in permanent global bearer form and to trade interchangeably with the previously issued Euro Fixed Rate Senior Bearer Notes Due 2011 under the permanent ISIN and permanent common code noted below assigned to the previously issued notes.  Upon completion of this offering, the aggregate principal amount outstanding of all such notes will be €1,500,000,000.

Maturity Date:	April 15, 2011
Trade Date:	May 20, 2008
Original Issue Date (Settlement):	May 28, 2008
Interest Accrual Date:	April 15, 2008
Issue Price (Price to Public):	100.523%, plus accrued interest
Agents’ Commission:	0.15% of the principal amount
All-in Price:	100.373%, plus accrued interest
Net Proceeds to Issuer:	€501,865,000, plus accrued interest
Interest Rate:	6.50% per annum
Interest Payment Period:	Annual
Interest Payment Dates:	Each April 15, commencing April 15, 2009
Day Count Convention:	Actual/Actual (ISDA)
Specified Currency:	Euro (“€”)
Minimum Denomination:	€50,000 and integral multiples of €50,000 in excess thereof
Business Days:	London, TARGET Settlement Day and New York
Listing:	London
Temporary ISIN:	XS0366097029
Permanent ISIN:	XS0358344942
Temporary Common Code:	036609702
Permanent Common Code:	035834494
Form:	Bearer; New Global Note form (intended to be Eurosystem eligible)
Issuer Ratings:	Aa3 (Moody’s) / AA- (Standard & Poor’s) / AA- (Fitch) (Negative / Negative / Negative)
Agents:	Morgan Stanley & Co. International plc and such other agents as shall be named in the above-referenced Pricing Supplement

Euro Fixed Rate Senior Bearer Notes Due 2018

Issuer:	Morgan Stanley
Principal Amount:	€750,000,000
Maturity Date:	December 28, 2018
Trade Date:	May 20, 2008
Original Issue Date (Settlement):	May 28, 2008
Interest Accrual Date:	May 28, 2008
Issue Price (Price to Public):	99.259%
Agents’ Commission:	0.45%
All-in Price:	98.809%
Net Proceeds to Issuer:	€741,067,500
Interest Rate:	6.50% per annum
Interest Payment Period:	Annual
Interest Payment Dates:	Each December 28, commencing December 28, 2009
Day Count Convention:	Actual/Actual (ISDA)
Specified Currency:	Euro (“€”)
Minimum Denomination:	€50,000 and integral multiples of €50,000 in excess thereof
Business Days:	London, TARGET Settlement Day and New York
Listing:	London
ISIN:	XS0366102555
Common Code:	036610255
Form:	Bearer; New Global Note form (intended to be Eurosystem eligible)
Issuer Ratings:	Aa3 (Moody’s) / AA- (Standard & Poor’s) / AA- (Fitch) (Negative / Negative / Negative)
Agents:	Morgan Stanley & Co. International plc and such other agents as shall be named in the above-referenced Pricing Supplement

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated January 4, 2008
Prospectus Dated January 25, 2006